Exhibit 99.1

Investor Relations Contact:	Dave Armstrong
Phone:	(812) 962-5059

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

Accuride Corporation Reports Third Quarter Results for 2008

•                  Sales of $239.5 million, up 8.6 percent

•                  Adjusted EBITDA of $20.1 million, up 46.7 percent

•                  On a U.S. GAAP basis, a net loss of $201.2 million, or ($5.67) per diluted share, negatively impacted by non-cash goodwill and other intangible impairment and restructuring charges totaling $202.0 million, or ($5.69) per diluted share

EVANSVILLE, Ind. — November 6, 2008 — Accuride Corporation (NYSE: ACW), a leading manufacturer and supplier of commercial vehicle components, today announced its third quarter fiscal year 2008 results.  Sales were $239.5 million, compared with $220.6 million in the prior year period.  The increase in sales is related to strong demand for wheel-end components and military wheels as well as raw material recovery surcharges, partially offset by reduced demand from customers in the commercial vehicle industry.  On a U.S. GAAP basis, the Company reported a net loss of $201.2 million, or ($5.67) per diluted share, compared with a net loss of $1.2 million, or ($0.03) per diluted share, in the prior year.  The results for the quarter were impacted by $195.5 million in non-cash goodwill and other intangible impairment and $6.5 million of restructuring charges totaling $202.0 million, or ($5.69) per diluted share.

“Throughout the third quarter, we continued to build on the momentum from the previous quarter including organic growth initiatives and operating improvements,” said Bill Lasky, Accuride’s President and CEO.  “Even though customer demand in our end markets remained at low levels, the restructuring initiatives announced during the quarter allowed us to streamline our operations and lower operating expenses without hindering our ability to meet projected customers’ needs during the next industry peak build levels.”

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Third Quarter Operating Results

	Three Months Ended September 30,
	2008		2007
Net sales:
Wheels	$96,178	40.2%	$103,732	47.0%
Components	131,937	55.1%	106,747	48.4%
Other	11,372	4.7%	10,101	4.6%
Total net sales	$239,487	100.0%	$220,580	100.0%
Gross profit:
Wheels	10,592	11.0%	13,783	13.3%
Components	(1,122)	(0.9)%	(4,242)	(4.0)%
Other	3,118	27.4%	3,258	32.3%
Corporate	(700)	—%	492	—%
Total gross profit	11,888	5.0%	13,291	6.0%

Loss from operations	(215,139)	(89.8)%	(399)	(0.2)%

Net loss	$(201,179)	(84.0)%	$(1,220)	(0.6)%
Diluted loss per share	$(5.67)		$(0.03)

Sales of $239.5 million in the third quarter of 2008 were up 8.6 percent compared to the prior year quarter.  Components sales increased 23.6 percent during the third quarter, largely driven by increases in wheel-end and other industrial component sales and raw material surcharge recovery.  Wheels sales declined 7.3 percent due to reduced demand for Class 5-7 vehicles and trailers, as well as reduced sales to light vehicle steel wheel customers.

Gross profit declined to $11.9 million, or 5.0 percent of sales, including $6.8 million in costs related to the recently announced restructuring initiatives compared to $13.3 million, or 6.0 percent of sales, in third quarter, 2007.  Gross profit in the Wheels segment declined compared to the prior year quarter primarily due to lower demand for commercial vehicle wheels and $4.3 million in costs related to the recently announced restructuring initiatives.  Gross profit in 2007 for the Wheels segment benefited from $0.4 million related to a commercial dispute with a customer which was offset by a $1.2 million charge related to a change in post-employment benefits.  Gross profit in the Components segment improved dramatically versus the prior year as operations continue to improve despite $2.1 million in costs related to the recently announced restructuring initiatives.

The Company had an operating loss of $215.1 million in the third quarter of 2008, due to $212.2 million in goodwill and other intangible impairment and $11.5 million in restructuring charges.  Excluding these charges, the Company experienced a decrease in operating expenses totaling $3.6 million related to on-going expense and salary reduction initiatives.

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Restructuring Initiatives

On September 23, 2008, the Company announced a series of strategic restructuring initiatives to reduce expenses, increase competitiveness, strengthen customer relationships and improve shareholder value.

As a result of the initial initiatives, Accuride eliminated 392 positions, or 11 percent of its total workforce.  At the same time, the Company reiterated that it would continue to pursue a second phase of initiatives that would further reduce overhead costs and improve asset utilization through the redeployment of equipment and rationalization of facilities, while maintaining capacity to service projected customer needs during peak build levels.

The Company incurred a restructuring charge of approximately $11.5 million in the third quarter of 2008, of which a total of $7.2 million will impact cash during 2008 and 2009.  It is expected that the restructuring will save the Company an estimated $6.0 million in 2008 and generate annual cost savings of $27.5 million thereafter. The impacts and benefits of the second phase of restructuring are expected to be announced in late fourth quarter.

Goodwill and Other Intangible Impairment

Under SFAS No. 142, we are required to assess goodwill and any indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred.  The analysis of potential impairment of goodwill requires a two-step approach.  The first step is the estimation of fair value of each operating segment.  If step one indicates that impairment potentially exists, the second step is performed to measure the amount of impairment, if any.  Goodwill impairment exists when the estimated fair value of goodwill is less than its carrying value.

Due to the significant decline in our stock price resulting from overall economic and industry conditions, we determined that an indicator of impairment existed as of June 30, 2008, and subsequently began the step one analysis.  The results indicate that impairments do exist in our Components and Other reporting segments.  As we were not able to complete the step two analysis, we recorded the estimated goodwill and other intangible asset impairment charges of $193.1 million and $19.1 million, respectively, in the three months ended September 30, 2008.  We plan to conclude the analysis during the three months ended December 31, 2008, and will make any adjustments to the impairment charges, if necessary.  Such charges are non-cash and do not affect our liquidity, tangible equity or debt covenant ratios.

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Nine Month Operating Results

	Nine Months Ended September 30,
	2008		2007
Net sales:
Wheels	$305,342	42.3%	$376,418	47.6%
Components	380,055	52.6%	380,441	48.1%
Other	37,219	5.2%	34,284	4.3%
Total net sales	$722,616	100.0%	$791,143	100.0%
Gross profit:
Wheels	47,835	15.7%	50,103	13.3%
Components	(9,064)	(2.4)%	8,478	2.2%
Other	10,306	27.7%	8,729	25.5%
Corporate	(3,570)	—%	(1,449)	—%
Total gross profit	45,507	6.3%	65,861	8.3%

Income (loss) from operations	(207,935)	(28.8)%	22,897	2.9%

Net income (loss)	$(209,545)	(29.0)%	$1,789	0.2%
Diluted income (loss) per share	$(5.91)		$0.05

For the nine-month period ended September 30, 2008, sales were $722.6 million compared with $791.1 million in the prior year period.  The prior year period included $32.7 million in additional light steel wheel sales to Ford and GM and $10.4 million of revenue related to a resolution of a commercial dispute with a customer.  The additional decline in sales was related to a reduction in demand from the commercial vehicle industry.

Gross profit for the nine months declined to $45.5 million, or 6.3 percent of sales, from $65.9 million, or 8.3 percent of sales, in the prior year.  Gross profit in 2008 was impacted by $6.8 million in costs related to the recently announced restructuring initiatives.  Gross profit in the Wheels segment declined compared to the prior year due primarily to lower demand for commercial vehicle wheels and the $4.3 million in restructuring initiative costs discussed above.   During the first nine months of 2007, the Wheels segment recognized $17.5 million of severance and other benefit charges related to a reduction in the workforce in Canada, other benefit charges of $1.2 million related to a change in post-employment benefits in our facility in Erie, Pennsylvania, and $11.8 million of additional depreciation expense as a result of the reduction of useful lives of certain assets, which was partially offset by $10.4 million related to the aforementioned resolution of a commercial dispute with a customer.  Gross profit in the Components segment declined compared to the prior year despite improvements in operations due to lower demand for commercial vehicles and $2.1 million in costs related to the recently announced restructuring initiatives.  Gross profit in the Components segment for the first nine months of 2008 was impacted by $7.7 million of one-time charges related to a labor disruption at the Rockford, Illinois, facility and $2.0 million of severance related charges.

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The Company had an operating loss of $207.9 million in the nine-month period ended September 30, 2008, due primarily to $212.2 million in goodwill and other intangible impairment and $11.5 million in restructuring charges.  Excluding these charges, the Company experienced a decrease in operating expenses totaling $6.5 million related to ongoing expense and salary reduction initiatives.  The Company had operating income of $22.9 million in the corresponding period last year.

The Company reported a net loss of $209.5 million, or ($5.91) per diluted share, during the first nine months of 2008 including goodwill and other intangible impairment and restructuring charges totaling $202.0 million, or ($5.69) per diluted share.  This compares to net income of $1.8 million, or $0.05 per diluted share, in the first nine months of the prior year.

Liquidity and Debt

Adjusted EBITDA was $20.1 million, or 8.4 percent of sales, for the third quarter of 2008, compared to Adjusted EBITDA of $13.7 million, or 6.2 percent of sales, for the same quarter of 2007.  Adjusted EBITDA was $58.3 million, or 8.1 percent of sales, for the first nine months of 2008, compared to Adjusted EBITDA of $91.2 million, 11.5 percent of sales, for the same period in 2007.  The purpose and reconciliation of Adjusted EBITDA for the Company to the most directly comparable GAAP measure is set forth in the accompanying schedules.

As of September 30, 2008, the Company had cash of $32.4 million and total debt of $572.7 million resulting in net debt of $540.3 million.  For the third quarter of 2008, cash from operating activities was $5.5 million and capital expenditures totaled $5.0 million, resulting in free cash flow of $0.5 million, compared to free cash flow of $2.6 million in the third quarter of 2007.  The Company expects to generate approximately $45-50 million in free cash flow in the fourth quarter of this year.

As of September 30, 2008, the leverage ratio as defined by the Company’s credit agreement was 6.62 times trailing Adjusted EBITDA.  The Company is currently in full compliance with the financial covenants under its credit facility and anticipates compliance through the end of the year.  Depending on the strength of the commercial vehicle market and the Company’s results from operations, it is possible that the Company may not maintain compliance with certain financial covenants at the end of the first quarter of 2009.  The Company is monitoring this situation closely and will continue to explore alternatives to address compliance concerns.  All debt amortization payments have been prepaid through 2011.

On October 30, 2008, the Company sent a notice to draw $95 million in principal amount under its existing $125 million revolving credit facility under the Fourth Amended and Restated Credit Agreement as a precautionary measure in light of the current financial market conditions.  The Company received $78.4 million in proceeds in connection with the draw down notice.  As anticipated, Lehman Commercial Paper Inc. did not fund its $16.6 million portion of the draw down due to its bankruptcy filing.  The remaining undrawn committed amount of the revolving credit facility after giving effect to the borrowing described above is approximately $30 million of which Lehman Commercial Paper Inc.’s remaining commitment is approximately $7.6 million.  The Company does not have any immediate needs for the additional liquidity.

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Industry Overview

Accuride Corporation continues to be negatively impacted by continued weakness within the commercial vehicle market.  The three major segments Accuride supplies (North America Class 5-8 vehicles, U.S. Trailers, and the related aftermarket channels) have all suffered year-over-year losses mainly due to a soft economy and a recessionary freight environment.

During the third quarter, the industry saw improvement within the North America Class 8 segment compared to the previous year’s third quarter, such improvement however, was offset by declines in North American Class 5-7, U.S. trailer and aftermarket segments.

Backlogs within the Class 5-8 markets as well as the trailer market are currently at historical lows and order boards within these markets saw month-over-month declines in the third quarter.  With backlogs failing to increase, some OEMs continue to reduce their build plans with very little notice to suppliers for the remainder of 2008.  Currently OEM reported build rates translate into North America Class 8 production levels of approximately 200,000 units for 2008.

Looking ahead to 2009, the Company does not anticipate a significant pre-buy in advance of upcoming changes in emission standards similar to what was experienced in 2006.  According to industry experts, equipment demand will remain at replacement levels through the first half of 2009 as the general economy and freight environment remain weak.  Therefore, 2009 outlook expectations have been lowered with an industry rebound not expected until the second half of the year at the earliest.

Company Outlook

As the Company reported on September 23, 2008, the restructuring initiatives are expected to have an approximate $6 million incremental impact to its fourth quarter 2008 earnings.  The Company anticipates that mitigating factors will keep its earnings under pressure.  Factors include a prolonged delay in certain revenue programs due to customer start-up difficulties, continued weak build rates and a delay of a portion of the Company’s recovery of raw material cost increases to early 2009.

Based upon projected North American Class 8 production of approximately 200,000 units for 2008 and Class 5-7 production of approximately 180,000, the Company expects its 2008 Adjusted EBITDA to be in the range of $80 to $90 million.

“Despite a very challenging demand and raw material environment, we have made great strides by implementing operating improvements in a number of our businesses,” said Lasky.    “The initial restructuring steps taken earlier this quarter will enable us to strengthen the Company as we head into 2009 with an estimated $20 million in year-over-year cost savings.  But we aren’t stopping there.  There are additional initiatives to be announced later in the fourth quarter that provide additional savings in 2009.  While we are not yet prepared to share the details, we are drafting a phase two restructuring plan that has the potential to contribute an additional $12 — 15 million to our bottom line starting in 2010.  Along with a lower cost structure for Accuride, the plan will result in added capacity in key areas.  While it is anticipated that 2009

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will be another tough year for the industry, I am confident that we have the correct individuals in place to effectively lead our operations, renew our focus on our core product lines, strengthen customer relationships, and ultimately enter 2010 ready for the upswing and positioned for leadership.”

The Company will conduct a conference call to review its third quarter results on Thursday, November 6, 2008, at 10:00 a.m. Central Time.  The phone number to access the conference call is (866) 800-8652 in the United States, or (617) 614-2705 internationally, access code 34015342.  The conference call will be accompanied by a slide presentation, which can be accessed through the investor relations section of the Company’s web site.  A replay will be available beginning November 6, 2008, at 12:00 p.m. Central Time, continuing to November 13, 2008, by calling (888) 286-8010 in the United States, or (617) 801-6888 internationally, access code 95851310.  The financial results for the three-month and nine-month period ended September 30, 2008, will also be archived at http://www.accuridecorp.com.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco and Brillion.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Forward-looking statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding Accuride’s future results.  It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to, market demand in the commercial vehicle industry, general economic, business and financing condition which are expected to be particularly problematic during this recessionary periods, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

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ACCURIDE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands except per share data)	2008	2007	2008	2007

NET SALES	$239,487	$220,580	$722,616	$791,143
COST OF GOODS SOLD	227,599	207,289	677,109	725,282
GROSS PROFIT	11,888	13,291	45,507	65,861
OPERATING EXPENSES:
Goodwill and other intangible impairment	212,220	—	212,220	—
Selling, general and administrative	14,807	13,690	41,222	42,964
INCOME (LOSS) FROM OPERATIONS	(215,139)	(399)	(207,935)	22,897
OTHER INCOME (EXPENSE):
Interest income	304	399	1,029	1,336
Interest expense	(11,930)	(12,014)	(36,853)	(36,242)
Other income (expense), net	(456)	2,524	(577)	5,820
LOSS BEFORE INCOME TAXES	(227,221)	(9,490)	(244,336)	(6,189)
INCOME TAX BENEFIT	(26,042)	(8,270)	(34,791)	(7,978)
NET INCOME (LOSS)	$(201,179)	$(1,220)	$(209,545)	$1,789
Weighted average common shares outstanding—basic	35,498	35,324	35,447	35,115
Basic income (loss) per share	$(5.67)	$(0.03)	$(5.91)	$0.05
Weighted average common shares outstanding—diluted	35,498	35,324	35,447	35,209
Diluted income (loss) per share	$(5.67)	$(0.03)	$(5.91)	$0.05

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ACCURIDE CORPORATION

CONSOLIDATED ADJUSTED EBITDA

(UNAUDITED)

	Historical Results
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2008	2007	2008	2007

NET INCOME (LOSS)	$(201,179)	$(1,220)	$(209,545)	$1,789
Net interest expense	11,626	11,615	35,824	34,906
Income tax benefit	(26,042)	(8,270)	(34,791)	(7,978)
Depreciation and amortization	11,377	12,737	34,545	48,484
EBITDA	(204,218)	14,862	(173,967)	77,201
Restructuring, severance and other charges(1)	223,758	1,279	231,411	19,540
Items related to our credit agreement(2)	541	(2,420)	845	(5,496)
ADJUSTED EBITDA	$20,081	$13,721	$58,289	$91,245

Note:

1)              For the three months ended September 30, 2008, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $11.5 million in costs associated with restructuring initiatives and (ii) $212.2 million in costs associated with goodwill and other intangible impairment.   For Item (i), $6.8 million affected gross profit and $4.7 million affected operating expenses.  Item (ii) affected operating expenses.  For the three months ended September 30, 2007, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $1.2 million in costs associated with a change in post-retirement benefits in Erie, Pennsylvania, and (ii) $0.1 million in other non-operating costs at our facility in Erie, Pennsylvania.  Items (i) and (ii) affected gross profit.  For the nine months ended September 30, 2008, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $7.7 million in costs associated with a labor disruption at our facility in Rockford, Illinois, (ii) $11.5 million in costs associated with restructuring initiatives and (iii) $212.2 million in costs associated with goodwill and other intangible impairment.   Item (i) affected gross profit.  For Item (ii), $6.8 million affected gross profit and $4.7 million affected operating expenses.  Item (iii) affected operating expenses.  For the nine months ended September 30, 2007, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $16.1 million in costs associated with a reduction in the employee workforce in our steel wheel operations, (ii) $1.4 million in other non-operating costs at our facility in London, Ontario, (iii) $1.2 million in costs associated with a change in post-retirement benefits in Erie, Pennsylvania, (iv) $0.5 million in other non-operating costs at our facility in Erie, Pennsylvania, and (v) $0.3 million in fees related to the secondary stock offerings completed in May 2007.  Items (i), (ii), (iii) and (iv) affected gross profit.  Item (v) affected operating expenses.

2)              Items related to our credit agreement refer to amounts utilized in the calculation of financial covenants in Accuride’s senior credit facility.  For the three months ended September 30, 2008, items related to our credit agreement consist of foreign currency losses and other net income of $0.5 million.  For the three months ended September 30, 2007, items related to our credit agreement consist of foreign currency income and other net income of $2.4 million.  For the nine months ended September 30, 2008, items related to our credit agreement consist of foreign currency losses and other income or losses of $0.8 million.  For the nine months ended September 30, 2007, items related to our credit agreement consist of foreign currency income and other net income of $5.5 million.

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Adjusted EBITDA is not intended to represent cash flow as defined by generally accepted accounting principles (“GAAP”) and should not be considered as an indicator of cash flow from operations.  Adjusted EBITDA represents net income before net interest expense, income tax (expense) benefit, depreciation and amortization plus non-recurring items.  However, other companies may calculate Adjusted EBITDA differently.  Accuride has included information concerning Adjusted EBITDA in this press release because Accuride’s management and our board of directors use it as a measure of our performance to internal business plans to which a significant portion of management incentive programs are based.  In addition, future investment and capital allocation decisions are based on Adjusted EBITDA.  Investors and industry analysts use Adjusted EBITDA to measure the Company’s performance to historic results and to the Company’s peer group.  The Company has historically provided the measure in previous press releases and believes it provides transparency and continuity to investors for comparable purposes.  Certain financial covenants in our borrowing arrangements are tied to similar measures.

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ACCURIDE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
(In thousands)	2008	2007

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,405	$90,935
Customer and other receivables	120,582	87,195
Inventories, net	86,580	92,570
Supplies, net	20,480	20,540
Other current assets	25,887	22,125
Total current assets	285,934	313,365
PROPERTY, PLANT AND EQUIPMENT, net	267,004	279,240
OTHER ASSETS:
Goodwill and other assets	313,490	521,029
TOTAL	$866,428	$1,113,634
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$84,771	$80,070
Other current liabilities	62,471	69,884
Total current liabilities	147,242	149,954
LONG-TERM DEBT	572,725	572,725
OTHER LIABILITIES	79,903	117,155
STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	66,558	273,800
TOTAL	$866,428	$1,113,634

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ACCURIDE CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
(In thousands)	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(209,545)	$1,789
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and impairment	30,412	44,228
Amortization — deferred financing costs	925	925
Amortization — other intangible assets	4,133	4,256
Loss on disposal of assets	429	125
Provision for deferred income taxes	(34,927)	(13,874)
Non-cash stock-based compensation	2,185	1,900
Non-cash impairments of investments	2,896	—
Non-cash impairments of goodwill and other intangibles	212,220	—
Changes in certain assets and liabilities:
Receivables	(34,218)	30,153
Inventories and supplies	6,052	(5,729)
Prepaid expenses and other assets	(8,956)	(3,411)
Accounts payable	10,958	(25,818)
Accrued and other liabilities	(9,471)	(7,633)
Net cash provided by (used in) operating activities	(26,907)	26,911
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(24,862)	(25,162)
Purchase of marketable securities	(5,000)	—
Other	(827)	(270)
Net cash used in investing activities	(30,689)	(24,892)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	—	(70,000)
Increase in revolving credit advance	—	5,000
Decrease in revolving credit advance	—	(5,000)
Other	(934)	4,129
Net cash used in financing activities	(934)	(65,871)
DECREASE IN CASH AND CASH EQUIVALENTS	(58,530)	(63,852)
CASH AND CASH EQUIVALENTS—Beginning of period	90,935	110,204
CASH AND CASH EQUIVALENTS—End of period	$32,405	$46,352

Supplemental cash flow information:
Cash paid for interest	$39,205	$39,129
Cash paid for income taxes	$2,298	$3,419
Purchases of property, plant, and equipment in accounts payable	$1,964	$1,760

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